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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-B

           FOR REGISTRATION OF SECURITIES OF CERTAIN SUCCESSOR ISSUERS

                  Filed Pursuant to Section 12(b) or (g) of the
                       Securities and Exchange Act of 1934


                               N-T Holdings, Inc.
                          (Exact name of registrant as
                            specified in its charter)


                                    Delaware
                    (State of incorporation or organization)


                                   95-4591529
                      (I.R.S. Employer Identification No.)


                    5995 Plaza Drive, Cypress, CA  90630-5028
               (Address of principal executive offices) (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class to               Name of each exchange on which
      be so registered                  each class is to be registered

     None
-------------------------               -------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                      Class A Common Stock, $.01 par value
                                (Title of class)

                      Class B Common Stock, $.01 par value
                                (Title of class)

         Series A Cumulative Convertible Preferred Stock, $.01 par value
                                (Title of class)

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ITEM 1.   GENERAL INFORMATION.

     (a)  Date, Form and State of Organization

          Reference is made to the section entitled "The Companies -- PacifiCare Holding" of the Registrant's Prospectus filed on November 26, 1996 pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended (the "Prospectus"), which is incorporated herein by reference, in respect of the Registration Statement on Form S-4 (File No. 333-16271) filed on November 18, 1996 under the Securities Act of 1933, as amended ("Registrant's S-4").

     (b)  Date on Which Registrant's Fiscal Year Ends

          The Registrant's Fiscal Year will end on September 30.

ITEM 2.   TRANSACTION OF SUCCESSION.

     (a)  Predecessors with Securities Registered Pursuant to Section 12(b) or
(g) of the Act at the Time of Succession

          Reference is made to the section entitled "The Companies" of the Prospectus, which is incorporated herein by reference.

     (b)  Transaction of Succession, Basis of Exchange of Securities

          Reference is made to the sections entitled "The Mergers and Related Transactions" and "The Reorganization Agreement" of the Prospectus, which are incorporated herein by reference.

ITEM 3.   SECURITIES TO BE REGISTERED.

     The Registrant presently has authorized 1,000 shares of Common Stock, of which 200 shares are currently issued and outstanding. Such shares of currently issued and outstanding Common Stock will be cancelled upon consummation of the Mergers contemplated by the Reorganization Agreement referred to in the Prospectus. Shortly before consummation of the Mergers, the Registrant will file an Amended and Restated Certificate of Incorporation which will authorize 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 40,000,000 shares of Series A Cumulative Convertible Preferred Stock. The number of shares of each such class to be issued and outstanding after the Mergers will be determined as described in the section entitled "The Mergers and Related Transactions" of the Prospectus, which is incorporated herein by reference.

                                        2

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ITEM 4.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Reference is made to the section entitled "Description of PacifiCare Holding Capital Stock" of the Prospectus, which is hereby incorporated herein by reference.

ITEM 5.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Reference is made to pages F-1 through F-3 of the Prospectus, which are hereby incorporated herein by reference.

     (b)  Exhibits.

EXHIBIT
 NUMBER   DESCRIPTION
-------   -----------

 2.01+ Amended and Restated Agreement and Plan of Merger and Reorganization ("Reorganization Agreement"), dated as of November 11, 1996, among PacifiCare Health Systems, Inc. ("PacifiCare"), Registrant, Neptune Merger Corp., Tree Acquisition Corp. and FHP International Corporation ("FHP"). See Appendix A to the Registrant's S-4.

 3.01     Certificate of Incorporation of Registrant.

 3.02+ Form of Certificate of Incorporation of Registrant to be filed pursuant to the Reorganization Agreement. See Exhibit 1.4 to Appendix A of the Registrant's S-4.

 3.03+    Bylaws of Registrant.

 4.01+    Form of Specimen Certificate for Registrant's Class A Common Stock.

 4.02+    Form of Specimen Certificate for Registrant's Class B Common Stock.

 4.03+ Form of Specimen Certificate for Registrant's Series A Cumulative Convertible Preferred Stock.

 4.04* Indenture, dated as of September 22, 1993, between FHP and the Chase Manhattan Bank, N.A. in regard to $100,000,000 7% Senior Notes due 2003.

--------------------
+ Incorporated herein by reference from Registrant's S-4.

* Incorporated herein by reference from FHP's Form 10-K for the Fiscal Year Ended June 30, 1993.


                                        3

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10.01+    Credit Agreement, dated as of October 31, 1996, among the Registrant, the several financial institutions from time to time party to the Credit Agreement, The Bank of New York, The Bank of Nova Scotia, Banque Nationale de Paris, Dai-Ichi Kangyo Bank, Ltd., The Industrial Bank of Japan Limited, Rabobank Nederland, Sanwa Bank California, The Sumitomo Bank, Limited, and Wells Fargo Bank, N.A., as co-agents, The Chase Manhattan Bank and Citicorp. USA, Inc., as managing agents, and Bank of America National Trust and Savings Association, as agent for the Banks.

10.02++ Form of contract for the period January 1, 1993, through December 31, 1993 between PacifiCare of California and the Department of Health and Human Services.

10.03** Health Insurance Benefits for the Aged and Disabled Contracts dated January 1, 1992 between FHP, Inc. and the Secretary of Health and Human Services.

10.04*** Group Health Benefits Contract dated January 1, 1986 between FHP, Inc. and the Federal Office of Personnel Management.

10.05     1996 Stock Option Plan for Officers and Key Employees of the
          Registrant.

10.06     1996 Non-Officer Directors Stock Option Plan of the Registrant.

10.07     1996 Management Incentive Compensation Plan of the Registrant.

10.08     1996 Long-Term Performance Incentive Plan of the Registrant.

11.01+++  Statement re: Computation of Earnings Per Share.

12.01**** Statement re: Computation of Ratios.

21.01+    Subsidiaries of the Registrant.


--------------------
** Incorporated herein by reference from FHP's Form 10-K for the Fiscal Year Ended June 30, 1992.

*** Incorporated herein by reference from FHP's Registration Statement on Form S-1 (No. 33-5596).

**** Incorporated herein by reference from FHP's Form 10-K for the Fiscal Year
     Ended June 30, 1996 ("FHP 1996 10-K") and the Registrant's S-4.

++ Incorporated herein by reference from PacifiCare's Registration Statement on Form S-3 (No. 33-72012).

+++ Incorporated herein by reference from FHP 1996 10-K and PacifiCare's Form 10-K for the Fiscal Year Ended September 30, 1996.


                                        4

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27.01     Financial Data Schedule of Registrant.

99.01++++ Joint Proxy Statement of PacifiCare and FHP and Prospectus of
          Registrant dated November 21, 1996.




--------------------
++++   Incorporated herein by reference from the Prospectus.


                                        5

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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        N-T HOLDINGS, INC.


Date:  January 9, 1997                   By:  /s/ Joseph S. Konowiecki
                                             ----------------------------------
                                             Joseph S. Konowiecki
                                             Secretary



                                        6

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                                INDEX TO EXHIBITS
EXHIBIT
 NUMBER   EXHIBITS
-------   --------

 2.01+ Amended and Restated Agreement and Plan of Merger and Reorganization ("Reorganization Agreement"), dated as of November 11, 1996, among PacifiCare Health Systems, Inc. ("PacifiCare"), Registrant, Neptune Merger Corp., Tree Acquisition Corp. and FHP International Corporation ("FHP"). See Appendix A to the Registrant's S-4.

 3.01     Certificate of Incorporation of Registrant.

 3.02+ Form of Certificate of Incorporation of Registrant to be filed pursuant to the Reorganization Agreement. See Exhibit 1.4 to Appendix A of the Registrant's S-4.

 3.03+    Bylaws of Registrant.

 4.01+    Form of Specimen Certificate for Registrant's Class A Common Stock.

 4.02+    Form of Specimen Certificate for Registrant's Class B Common Stock.

 4.03+ Form of Specimen Certificate for Registrant's Series A Cumulative Convertible Preferred Stock.

 4.04* Indenture, dated as of September 22, 1993, between FHP and the Chase Manhattan Bank, N.A. in regard to $100,000,000 7% Senior Notes due 2003.

--------------------
+ Incorporated herein by reference from Registrant's Registration Statement on Form S-4 (File No. 333-16271) filed on November 18, 1996 ("Registrant's S-4".)

* Incorporated herein by reference from FHP's Form 10-K for the Fiscal Year Ended June 30, 1993.


                                        7

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10.01+    Credit Agreement, dated as of October 31, 1996, among the Registrant, the several financial institutions from time to time party to the Credit Agreement, The Bank of New York, The Bank of Nova Scotia, Banque Nationale de Paris, Dai-Ichi Kangyo Bank, Ltd., The Industrial Bank of Japan Limited, Rabobank Nederland, Sanwa Bank California, The Sumitomo Bank, Limited, and Wells Fargo Bank, N.A., as co-agents, The Chase Manhattan Bank and Citicorp. USA, Inc., as managing agents, and Bank of America National Trust and Savings Association, as agent for the Banks.

10.02++ Form of contract for the period January 1, 1993, through December 31, 1993 between PacifiCare of California and the Department of Health and Human Services.

10.03** Health Insurance Benefits for the Aged and Disabled Contracts dated January 1, 1992 between FHP, Inc. and the Secretary of Health and Human Services.

10.04*** Group Health Benefits Contract dated January 1, 1986 between FHP, Inc. and the Federal Office of Personnel Management.

10.05     1996 Stock Option Plan for Officers and Key Employees of the
          Registrant.

10.06     1996 Non-Officer Directors Stock Option Plan of the Registrant.

10.07     1996 Management Incentive Compensation Plan of the Registrant.

10.08     1996 Long-Term Performance Incentive Plan of the Registrant.

11.01+++  Statement re: Computation of Earnings Per Share.

12.01**** Statement re: Computation of Ratios.

21.01+    Subsidiaries of the Registrant.

27.01     Financial Data Schedule of Registrant.

99.01++++ Joint Proxy Statement of PacifiCare and FHP and Prospectus of
          Registrant dated November 21, 1996.

--------------------
** Incorporated herein by reference from FHP's Form 10-K for the Fiscal Year Ended June 30, 1992.

*** Incorporated herein by reference from FHP's Registration Statement on Form S-1 (No. 33-5596).

**** Incorporated herein by reference from FHP's Form 10-K for the Fiscal Year
     Ended June 30, 1996 ("FHP 1996 10-K") and the Registrant's S-4.

++ Incorporated herein by reference from PacifiCare's Registration Statement on Form S-3 (No. 33-72012).

+++ Incorporated herein by reference from FHP 1996 10-K and PacifiCare's Form 10-K for the Fiscal Year Ended September 30, 1996.

++++ Incorporated herein by reference from Registrant's Prospectus filed pursuant to Rule 424(b)(3) promulgated under the Securities Act of 1933, as amended, filed on November 26, 1996 ("Prospectus").

                                        8